CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 29, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of The Vantagepoint Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Legal Counsel, Independent Registered Public Accounting Firm & Custodian” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2012